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                 [A.C.A. HOWE INTERNATIONAL LIMITED LETTERHEAD]



July 13, 1999


CONSENT OF INDEPENDENT GEOLOGICAL CONSULTANTS


We hereby consent to the references to our firm in the Form 20-F being filed by Minco Mining & Metals Corporation as well as references to and extracts from the following reports prepared by our firm:

1. Evaluation Report on the Crystal Valley, Stone Lake and Emperor's Delight Gold Projects, Hebei Province, the People's Republic of China, dated March 13, 1995; and

2. Valuation Report of the Emperor's Delight Joint Venture Property, Hebei Province, the People's Republic of China, dated November 13, 1995; and

3. Update of Work Performed on the Emperor's Delight, Crystal Valley and Stone Lake Properties dated December 9, 1996.


Yours truly,


A.C.A. HOWE INTERNATIONAL LIMITED

/s/ DINO TITARO
---------------------------------
Dino Titaro,
President & CEO

DT:jm